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EXHIBIT 99.1

                                                                            News
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[LOGO]SunTrust

Contacts:

Investors:        Media:
Gary Peacock      Barry Koling      In Florida: Carolyn Gosselin
(404) 658-4879    (202) 879-6101    (407) 237-4861

For Immediate Release

                  SunTrust to Expand Florida Banking Franchise
  Purchase of Huntington Florida Units Enhances Position in Key Growth Markets

ATLANTA, Sept. 26, 2001 -- SunTrust Banks, Inc. today announced an expansion of its Florida banking activities through the acquisition of the Florida banking franchise of The Huntington National Bank. Specifically, SunTrust and Huntington have signed a definitive agreement under which SunTrust will acquire Huntington's retail, small business, commercial, treasury management and investment-related businesses in Florida. Included are:

 .    106 branches, plus 35 smaller supermarket banking outlets and five Private
     Client Services offices.
 .    Deposits of $4.7 billion.
 .    Approximately $2.6 billion in loan assets, primarily consumer, small business and commercial loans;
 .    Approximately $860 million in trust assets under management;
 .    453 ATMs;
 .    Some 1,400 employees.

Under the terms of the definitive agreement, SunTrust will pay Huntington a premium of 15 per cent of Huntington's average deposits prior to the transaction closing, which is expected to take place in February, 2002 subject to regulatory approvals. Based on Huntington deposits on July 31, 2001, the premium would be $705 million.

SunTrust said it expects to incur one-time charges associated with the Huntington transaction of approximately $100 million in 2002, and that the transaction will add to earnings beginning in 2003. Additionally, SunTrust will add $40 million to its loans loss reserve.

"From a corporate perspective, this move fits perfectly with our strategic priority of efficiently leveraging SunTrust's existing position in high growth, demographically attractive markets," said L. Phillip Humann, SunTrust Chairman, President and CEO. "This particular transaction represents a unique opportunity to achieve meaningful cost reductions without impacting customer service levels or sales momentum."
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SunTrust expects to reduce annual operating expenses relative to the acquired business by about $48 million, approximately 36 per cent of the current expense base. About 65 per cent of the expense reduction will be phased in during 2002, with the full level of savings realized the following year.

Following completion of a structured business integration process that gets underway immediately, the acquired Huntington franchise will be integrated into SunTrust's existing Florida banking organization, which currently encompasses 370 branches throughout the State and some 9,500 employees.

"The addition of the Huntington business not only enhances our position in some high opportunity markets, especially in eastern and western Florida, but also solidifies our long-standing position as a leading bank in Florida overall," said George W. Koehn, Chairman and CEO of SunTrust Banks of Florida. "We look forward to welcoming Huntington customers and employees to SunTrust."

Mr. Koehn noted that the addition of the Huntington business would move SunTrust into the number one market share position in the highly attractive Orlando and Lakeland/Winter Haven markets, and to a solid number two position in both Daytona and the Tampa Bay area.

Since many SunTrust and Huntington branches are in close proximity, Mr. Koehn said the proposed combination of the two networks "will permit us to achieve substantial operating efficiencies while offering Huntington customers access to additional banking locations, a broader range of products, more choice of delivery channels and SunTrust's recognized brand of quality service."

Mr. Koehn said SunTrust anticipates retaining 65 of Huntington's branches and consolidating 45 offices of both SunTrust and Huntington, almost all of which are less than a half mile away from one another. Plans concerning the 35 Huntington supermarket outlets, primarily in Albertson's supermarkets, will be announced within 30 days.

Mr. Koehn said normal attrition patterns are expected to account for the bulk of job eliminations associated with the business integration. As a result, any actual layoffs among Huntington's approximately 1,400 Florida employees are expected to be "very limited in number." SunTrust has already committed to offer positions to all satisfactorily performing Huntington tellers in traditional branches, plus certain other customer contact personnel.

Conversion of Huntington customer accounts is expected to take place coincident with the transaction closing in February 2002. An extensive customer communication effort is planned prior to any changes being implemented. "In the end, this transaction is all about keeping customers happy," said Mr. Koehn. "A smooth and seamless customer conversion is our number one priority."

SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is the nation's ninth-largest commercial banking organization. As of June 30, 2001, SunTrust had total assets of $100.8 billion and total deposits of $63.3 billion. The company operates through an extensive distribution network in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit,
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trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust's Internet address is www.suntrust.com.
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Note to Analysts and Investors: SunTrust Banks, Inc. will host a conference call on Wednesday, September 26, at 9:00 A.M. to discuss this announcement. Individuals may access the call by dialing 888-469-0641 and by entering passcode 74325. Alternatively, individuals may listen to a live webcast of the presentation by visiting the SunTrust website at www.suntrust.com. The webcast
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will be hosted on the "Investor Relations" page located under "About SunTrust"
and may be accessed by clicking on the blue phrase "Click here for Webcast."

Note to Media: SunTrust Banks Florida CEO George W. Koehn will host a media briefing at SunTrust's Florida headquarters at 11:30 today, Wednesday, September
26. The briefing will be held on the third floor of the Park Building, in the Bankers' Guest Club, 200 South Orange Avenue, Orlando, Florida. For those who would like to participate in the media briefing via conference call, please dial 888-790-1752, pass code George Koehn.